Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Vical Incorporated

We consent to the incorporation by reference in the previously filed Registration Statements (No. 33-60826, No. 33-60824, No. 33-81602, No. 33-81600, No. 33-87972, No. 333-30181, No. 333-80681, No. 333-60293, No. 333-66254 and No. 333-97019) on Form S-8 of Vical Incorporated of our report dated February 6, 2003, with respect to the balance sheets of Vical Incorporated as of December 31, 2002 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Vical Incorporated.

KPMG LLP
San Diego, California
March 28, 2003